Exhibit 10.3

January 8, 2009

Mr. Clifford K. Bown

Executive Vice President, Chief Financial Officer

VASCO Data Security International, Inc.

1901 South Myers Road, Suite 210

Oakbrook Terrace, IL 60181

Dear Mr. Bown:

This letter is a supplement to your employment agreement with VASCO Data Security International, Inc. (VASCO) dated January 1, 2003 and amended effective December 31, 2008 (“Employment Agreement”) and amends the letter agreement dated February 26, 2007 (“First Letter Agreement”), and confirms our mutual understanding of the terms and conditions applicable to your assignment to work in Switzerland. It is understood that your Employment Agreement and the terms of the First Letter Agreement not modified in this letter agreement will continue in full force and effect.

It is agreed that your term of the assignment outlined in the First Letter Agreement will be extended for one year (a total of three years), notwithstanding termination of the Employment Agreement in accordance with its terms and conditions. Should the assignment continue beyond three years, then new terms will be agreed upon with you.

Base Salary and Bonus Scheme

As stated in the First Letter Agreement, your base salary will continue to be determined by the Compensation Committee of the Board of Directors of VASCO in accordance with your Employment Agreement and paid by bi-monthly installments directly into your nominated bank account. Such base salary shall in no event be less than your current annual base salary of $315,000.

As stated in the First Letter Agreement, your annual performance bonus amounts and related performance targets will also be determined annually by the Compensation Committee of the Board of Directors of VASCO in accordance with your Employment Agreement. The annual targeted bonus amount shall in no event be less than your current annual target bonus of $189,000.

Goods and Services Allowance

The amount of your goods and services allowance, as stated in the First Letter Agreement, will be increased to CHF 7,307 per month.

Housing and Utility Allowance

The amount of your housing and utility allowance, as stated in the First Letter Agreement, will remain at USD 4,500 per month, but will be paid in Swiss Francs. You agree that the Swiss Franc equivalent of USD 4,500 is CHF 4,802.

Transportation

You will receive a car allowance of CHF 1,333 per month.

This agreement is made in Illinois in the U.S. and shall be subject to the state and federal laws thereof. In the event any provision of this letter shall be held invalid or unenforceable by reason of law, such invalidity shall not affect or render invalid or unenforceable any other provision of the letter.

Sincerely,
VASCO Data Security International, Inc.

/s/ T. Kendall Hunt
T. Kendall Hunt
Chairman and CEO

VASCO Data Security International, Inc. I hereby agree and accept this assignment as outlined above. I understand all policies which apply to U.S. domestic employees, including employment at will policy, will also apply to me. I also understand that this is not a Contract of Employment, but an agreement which supplements any existing arrangements.

Signature:	/s/ Clifford K. Bown	Date: 01/12/09
(Clifford K. Bown)